AMENDED AND RESTATED
RETIREMENT BENEFIT PACKAGE AGREEMENT

     This Amended and Restated Retirement Benefit Package Agreement (the “Retirement Agreement”) made and entered into on January 6, 2010 by and between Ross Stores, Inc. (“Ross”) and Norman A. Ferber (“Ferber”), amends and restates the Retirement Benefit Package Agreement entered into by Ross and Ferber effective as of February 1, 2000, as amended on May 31, 2001 (the “Prior Agreement”). In recognition of Ferber’s past valued services as Ross’ Chief Executive Officer, Ross desires to give Ferber the following “Retirement Benefit Package.” The retirement benefits provided under this Retirement Agreement shall be payable without regard to the provision of any additional services by Ferber.

     1. Continued Benefits.

          1.1 Benefit Plans.

               (a) Until the death of both Ferber and his spouse, (1) Ferber and his “Immediate Family” (defined as Ferber, Ferber's spouse and Ferber's children under the age of twenty one and children twenty one or older if living at home or at college) shall be entitled to continue to participate (at no cost to them) in the following Ross employee benefit plans, in effect on the date hereof, in which Ferber now participates: executive medical, dental, vision and mental health insurance; group life insurance; accidental death and dismemberment insurance; business travel insurance; group excess personal liability; and matching of Ferber's 401(k); and (2) subject to the last sentence of this Section 1.1(a), Ross shall not make any changes in such plans or arrangements that would adversely affect Ferber's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all senior executives of Ross, including Ross' Chief Executive Officer, and does not result in a proportionately greater reduction in the rights of, or benefits to, Ferber as compared with any other senior executive of Ross. Ferber shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by Ross in the future to its executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements. Notwithstanding the foregoing, the medical, dental and vision benefits provided under this Section 1.1(a) shall be provided at a minimum level of coverage equal to the greater of (i) the level of coverage provided to Ferber in 2009 (which coverage shall include, without limitation, the benefits set forth on Part II of the attached Exhibit A) or (ii) the level of coverage provided to Ross’ Chief Executive Officer during the year such coverage is provided.

               (b) In order to implement the applicable provisions of Section 1.1(a), Ferber and Ross agree that (1) in lieu of Ross itself providing group life insurance and accidental death and dismemberment insurance coverage for Ferber, Ross will continue to pay directly to Ferber an amount representing the proportionate cost of providing equivalent life insurance and accidental death and dismemberment insurance to Ferber under Ross' existing executive life insurance program, along with an amount equal to the additional tax on such benefits to Ferber, as reflected on Part I of the attached Exhibit A, and (2) in lieu of Ferber participating directly in Ross' existing 401(k) matching program, Ross will continue to pay directly to Ferber an amount representing the 401(k) matching payment otherwise payable to Ross’ senior executives (including, without limitation, Ross’ Chief Executive Officer) under the terms of Ross' then current 401(k) matching program, as reflected on the attached Exhibit A. During the term of the Amended and Restated Independent Contractor Consultancy Agreement between Ross and Ferber dated the date hereof (the “Consultancy Agreement”), such payments shall be paid to Ferber on a pro rata basis each month on the same date the monthly installment of the annual consulting fee provided for in the Consultancy Agreement is paid and, following the termination of the Consultancy Agreement for any reason other than Ferber’s death, shall be paid in a single lump sum on the date the payment provided for in Section 1.4 is paid.

               (c) Ross shall provide all benefits described in this Section 1.1 at no cost to Ferber and his Immediate Family and shall reimburse Ferber and his Immediate Family for any and all taxes associated with Ferber's continued receipt of such benefits, including taxes based on any cash payment paid to them as reimbursement for such taxes.

               (d) If for any reason, Ferber becomes ineligible to participate in any of Ross’ employee benefit plans provided for in Section 1.1(a) (and not addressed in Section 1.1(b)), Ross shall reimburse Ferber for the cost of continuing these benefits, including all taxes associated with such and taxes based on any cash payment paid to Ferber as reimbursement for such taxes.

          1.2 Discount Cards. Until Ferber’s death, Ferber and all members of his Immediate Family shall be entitled to Ross discount cards.

          1.3 Estate Planning. Until Ferber’s death, Ferber shall be reimbursed by Ross, or any successor to Ross, on an annual basis, for any estate planning fees or expenses actually incurred by Ferber, up to a maximum annual reimbursement equal to that provided to the Chief Executive Officer of Ross, or any successor to Ross, but in no event less than $20,000. Ross shall also reimburse Ferber for all federal and state income taxes that may be payable by him as a result of the foregoing reimbursement.

          1.4 Annual Payments. Upon the termination of the Consultancy Agreement for any reason other than Ferber’s death, Ross shall pay Ferber annually the amount of $75,000 for a period of ten (10) years with the first such payment to be made in the year in which the Consultancy Agreement so terminates and each annual payment made on February 10th (or, if February 10th is not a business day, the immediately following business day) of each year during this ten-year period.

     2. Secretary. Ross agrees to provide Ferber with a full-time secretary for so long as Ferber serves as a member of Ross’ Board of Directors, including the services of his present secretary for so long as she is able and willing to serve.

     3. Change of Control. For purposes of this Retirement Agreement, in the event of a Change of Control, “Ross” shall include any other entity that is a successor to Ross and the provisions of this Retirement Agreement shall continue to be binding on and shall be performed by such successor, if any, for the benefit of Ferber and his heirs and successors. Further, in the event of any such Change of Control, the “senior executives” referred to in Section 1 of this Retirement Agreement shall mean the senior executives who are members of the successor entity’s executive committee, or equivalent; or if there is no such committee, who hold the most senior rank in the successor entity (in each case, including the successor entity’s Chief Executive Officer). For purposes of this Retirement Agreement, a “Change of Control” shall be deemed to have occurred if:

               (a) Any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended), shall acquire, in or a series of transactions, whether through sale of stock or merger, ownership of stock of Ross that possesses more than 50% of the total fair market value or total voting power of the stock of Ross or any successor to Ross; or

               (b) A merger in which Ross is a party, after which merger the stockholders of Ross do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving company; or

               (c) The sale, exchange, or transfer of all or substantially all of Ross’ assets (other than a sale, exchange, or transfer to one or more corporations where the stockholders of Ross before and after such sale, exchange, or transfer, directly or indirectly, are the beneficial owners of at least a majority of the voting stock of the corporation(s) to which the assets were transferred).

     4. General Provisions.

          4.1 Amendment; Modification. This Retirement Agreement may be amended or modified only with the written consent of Ferber and the Board of Directors of Ross, or its designated representative. No oral waiver, amendment or modification will be effective under any circumstances whatsoever

          4.2 Successors and Assigns. This Retirement Agreement and all rights of Ferber hereunder shall inure to the benefit of and be enforceable by Ferber’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In addition, the promises and obligations contained herein will be binding on the successors and assigns of Ross.

          4.3 Entire Agreement. This Retirement Agreement constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, including the Prior Agreement.

          4.4 Notice. For the purposes of this Retirement Agreement, notices, demands and all other communications provided for in the Retirement Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Ferber:	Norman A. Ferber
459 Hamilton Avenue
Palo Alto, CA 94301

If to Ross:	Ross Stores, Inc.
4440 Rosewood Drive
Pleasanton, CA 94588
Attention: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          4.5 Arbitration. In the event of any dispute or claim relating to or arising out of this Retirement Agreement, all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Alameda County, California.

          4.6 Attorney’s Fees. Ross agrees to pay for Ferber’s reasonable attorney’s fees incurred in the negotiation of terms of the Retirement Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ROSS STORES, INC.		NORMAN A. FERBER

By:	/s/ Michael Balmuth	/s/ Norman A. Ferber
	Michael Balmuth	Chairman of the Board, Ross Stores, Inc.
Vice Chairman and CEO

Date:	1/6/10	Date:	1/6/10

EXHIBIT A TO AMENDED AND RESTATED
RETIREMENT BENEFIT PACKAGE AGREEMENT

		Annual Total	Gross-Up
		Cost	(44.85%)	Ross Cost
Part 1
	Executive Medical - Family Coverage	$41,244.60	$-	$41,244.60
	Executive Dental - Family Coverage	$5,108.40	$-	$5,108.40
	Executive Vision - Family Coverage	$2,499.00	$-	$2,499.00
	2009 401k Match on max comp (4% of $245k)	$9,800.00	$-	$9,800.00
	Group Life Insurance ($1m)	$3,612.00	$2,937.41	$6,549.41
	Group Acc Death & Dis Insurance ($1m)	$276.00	$224.45	$500.45
	Life Insurance - $2M Premium	$8,150.00	$6,627.88	$14,777.88
	Estate/Tax Planning Reimbursement (up to $20k)	$20,000.00	$16,264.73	$36,264.73

	Total	$90,690	$26,054.48	$116,744

Part 2	Executive Medical
Plan covers 100% of all necessary medical expenses in the Aetna Network of providers or
Plan covers 100% of all necessary medical expenses after $300 annual deductible per family member if the provider is not in the Aetna network of Physicians
No co-payments or prescription costs and no limit on how much treatment is covered
Plan covers EAP program with annual cost = $13.08

Executive Dental
Plan covers 100% of all necessary dental expenses whether or not the dentist is in network (Metlife)
Annual maximum per family member is $7,500
Lifetime maximum per family member for orthodontia is $10,000

Executive Vision
Plan covers 100% of all medically necessary expenses whether or not the optometrist is in network (VSP)
Maximum of $500 per frame
Non-prescription sunglasses are not covered